UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
AGILYSYS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)

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EXPLANATORY NOTE
          This Schedule 14A contains a letter to the shareholders of Agilysys, Inc. (the “Company”) which the Company issued to shareholders on March 12, 2009.
Dear Agilysys Stakeholder:
I am pleased to announce that we have reached an agreement with Ramius LLC, one of our largest shareholders, that will enable us to avoid the continuing distraction and cost of a proxy contest in connection with our 2008 Annual Meeting of Shareholders to be held March 26, 2009. The Board has agreed to name two Ramius nominees — John Mutch and Steve Tepedino — to fill the immediate Board vacancies resulting from the resignations of Charles F. Christ and Eileen Rudden. This agreement is beneficial to all Agilysys stakeholders because it will allow management and the Board to once again dedicate all of our efforts toward strengthening the company and serving our stakeholders.
With the transformation of the business over the past six years, Agilysys now has leading market positions in its three business segments — the Hospitality, Retail and Technology Solutions Groups. During our strategic transformation we have significantly redirected our business toward value-added IT solutions, reallocated resources internally to focus on growth opportunities, and expanded our proprietary product and service offerings.
We believe we are on the right course and are committed to effectively serving our customers and partners to maximize shareholder value. In recent months, we have executed a series of strategic actions that have realigned our resources and decision-making closer to our customers. These moves further strengthen the company’s financial position, as well as our ability to support customers’ growth.
With this settlement, the recent actions we have taken, and our great people, products and customers, we are very well positioned for sustained success.
Thank you for your continued support.
Sincerely,

Martin F. Ellis
President and Chief Executive Officer

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